Exhibit 10.a
August 28, 2023

RE: Employment Offer

Rick Westenberg
[Home Address Removed]

Dear Rick:

I am pleased to confirm our offer to you for the position of Vice President, Chief Financial Officer, Masco Corporation (the “Company” or “Masco”), reporting to me.

The elements of your compensation package are described below and are subject to approval by the Talent and Compensation Committee of Masco’s Board of Directors (the “Compensation Committee”), and your election as Vice President, Chief Financial Officer by Masco’s Board of Directors.

Cash Compensation

Annual Base Salary
Your rate of pay is $27,885 bi-weekly, which on an annualized basis is $725,000. Your first salary review will be in February 2024.

Sign-On Bonus
You will receive a one-time sign-on bonus of $950,000 (less deductions required by law). $380,000 will be paid during your first thirty days of employment and the remaining $570,000 will be paid with the first regularly scheduled payroll of January 2024. In the event you voluntarily terminate your employment with the Company or are terminated with cause, as determined by the Company in good faith, within one year of receiving this cash bonus, you agree to reimburse the Company for the full amount within 45 days after your employment concludes. In the event you voluntarily terminate your employment with the Company or are terminated for cause, as determined by the Company in good faith, between one year and two years of receiving this bonus, you agree to reimburse the Company 50% of this cash bonus within 45 days after the date your employment concludes.

Performance-Based Incentive Compensation
You will participate in the Company’s annual performance-based incentive compensation program in which you will be eligible to receive a cash bonus, Restricted Stock Unit (RSU) award, and Performance Restricted Stock Unit (PRSU) award as follows:

•Your cash bonus opportunity is 80% of your annual base salary. The achievement of the cash bonus will be dependent upon Company and individual performance and can range from 0% to 200% of target. Bonuses are determined after year-end, subject to approval by the Compensation Committee, and are typically paid in February. Your first eligible cash bonus opportunity will be for fiscal year 2024, which, if performance is achieved, will be paid in February 2025. You will not be eligible to receive a cash bonus for performance in fiscal year 2023.

•Your target RSU award opportunity is 80% of your annual base salary. The achievement of the RSU award will be dependent upon Company and individual performance and can range from
0% to 200% of target. RSU awards are determined after year-end, subject to approval by the Compensation Committee, and are typically granted in February. Your first eligible RSU award opportunity will be for fiscal year 2024, which, if performance is achieved, will be granted in February 2025. You will not be eligible to receive an RSU grant for performance in 2023.

•You are eligible to participate in our Long-Term Incentive Program (LTIP). Masco believes a long-term incentive program provides a meaningful incentive for our executives to achieve long-term growth and profitability. The LTIP has a three-year performance period, and awards under the program are issued in the form of Performance Restricted Stock Units (PRSUs). A grant of PRSUs entitles you to receive shares of our stock if threshold performance goals are met over the three-year period. If the threshold goals are not achieved, no award will be made. If the maximum goals are exceeded, the award percentage is capped at 200% of the PRSUs granted. You will be eligible to participate in 2024-2026 LTIP. LTIP PRSUs are granted in February, subject to approval by the Compensation Committee. Your LTIP grant value target is 80% of your annual base salary.

Stock Options
You are eligible to receive stock option grants. Masco considers the granting of stock options annually to motivate our executives to improve our share price and to align their long-term interests with those of shareholders. You will be eligible for a stock option grant in February 2024, subject to approval by the Compensation Committee. The value of your stock option grant will approximate your target RSU award opportunity.

Stock Ownership Requirements
The company believes that ownership aligns the interest of our executives with that of our shareholders. In support of this belief, and given the nature of your role, you are required to own Masco stock with a value of three (3) times your base salary, and you will have three (3) years in which to achieve this ownership level.

New Hire Equity Award
You will receive an initial Restricted Stock Unit award in the amount of $2,000,000. The number of shares will be determined using the Company’s closing share price on the date of your election as Vice President, CFO by Masco’s Board of Directors. The RSUs will vest in approximately equal installments over three years beginning February 2025. Each RSU accrues a “Dividend Equivalent,” which means that the quarterly dividends paid by Masco will accumulate from the date an RSU is granted to the date the RSU vests. The Dividend Equivalent that is attributable to each RSU will be paid in cash promptly after the RSU vests.

The above information provides only a summary of certain terms of our equity compensation program. All of the terms and conditions of our program, and of any grant made under the program, are contained in Masco’s 2014 Long Term Stock Incentive Plan (the “Plan”) and in terms and conditions (“Terms and Conditions”) provided to recipients at the time of a grant (the Plan and Terms and Condition are referred to as the “Plan Documents”). A copy of the Plan is available at NetBenefits.com. In the case of any conflict between this communication and the Plan Documents, the Plan Documents will control. The Company reserves the right to amend or terminate the equity compensation program at any time.

All equity awards require your acceptance of the terms and conditions contained in the Plan Documents.

Benefits
You will be eligible to participate in the Company’s health and welfare benefit programs as a full-time regular employee. Your health insurance begins on the first of the month following 30 days of employment.

Retirement Benefits
You will be eligible to participate in the Company’s 401(k) plan beginning on your first day of employment. The Company matches 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.

You will also participate in the Masco’s discretionary profit-sharing plan, as part of your Masco 401(k) Plan benefit. You are eligible beginning January 1, 2024, and the initial contribution is based on 2024 results. After the end of each year, the Compensation Committee approves Masco’s contribution percentage based on the Company’s achievement of performance during the preceding year. You will become 100% vested in this benefit after completing three years of service.

Based on your target cash compensation (your base salary plus your cash bonus incentive), you may also be eligible for the Masco Corporation Retirement Benefits Restoration Plan (BRP). This is a non-qualified plan used to restore and maintain the level of retirement benefits for employees affected by the IRS compensation limits. Masco Corporation makes an annual contribution to this plan on your behalf to equalize any lost contributions due to IRS 401(k) plan contribution limits for both the company match and profit-sharing contribution.

Vacation
You will be eligible for paid time off in accordance with the Company’s Discretionary Time Off (DTO) program in addition to the normal holiday schedule for Masco’s Corporate Headquarters location.

These benefits, along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail to you at a time convenient for you.

Pre-employment Screening
Your employment is contingent on the successful completion of a pre-employment background investigation and drug screen. This must be completed prior to your first day of employment.

Start Date and At-Will Employment
Your start date in this new role will be subject to your election by the Board of Directors.

This letter is intended to answer many of the questions that you may have concerning your employment, but should not be construed as a contract of employment or a binding obligation without unrestricted right of the Company to modify or terminate the provisions provided herein. In any case, at all times during your employment you will be an “at will” employee, which means that your employment may be terminated at any time with or without cause.

This offer is contingent upon you signing our Confidentiality and Dispute Resolution Agreements
upon your start date.

To confirm your acceptance of this offer, please sign a copy of this letter and return it to Renee Straber.

Rick, I am confident that you will make a significant contribution in this leadership role for Masco. Please let me know if you have any questions regarding this offer.

Sincerely,

Keith Allman
Chief Executive Officer
Masco Corporation

copy:     Renee Straber

Offer Accepted:

Signature: /s/ Richard Westenberg___________ Date: August 31, 2023________